UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2013

Impax Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34263	65-0403311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30831 Huntwood Avenue, Hayward, CA	94544
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 240-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On January 10, 2013, Impax Laboratories, Inc. (the “Company”) and certain of its subsidiaries entered into an amendment (the “Amendment”) to the Credit Agreement dated as of February 11, 2011, as amended to date (the “Credit Agreement”), with Wells Fargo Bank, National Association, as lender and administrative agent.  The Amendment amends, among other items, the Fixed Charge Coverage Ratio definition in the Credit Agreement to exclude from the ratio calculation (i) for each of the four consecutive fiscal quarter periods ending on December 31, 2012, March 31, 2013 and June 30, 2013, an amount not to exceed $25.0 million in the aggregate in non-recurring income taxes to the extent paid by the Company or its subsidiaries and (ii) for each of the four consecutive fiscal quarter periods ending on December 31, 2012, March 31, 2013 and June 30, 2013 and September 30, 2013, the amount of Consolidated Capital Expenditures (as defined in the Credit Agreement) made by the Company’s wholly owned subsidiary, Impax Laboratories (Taiwan), Inc., in an amount not to exceed $74.0 million in the aggregate.

The foregoing is a summary description of the terms and conditions of the Amendment and is qualified in its entirety by the text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed herewith.

Exhibit No.	Description
10.1
Second Amendment to Credit Agreement dated as of January 10, 2013 to the Credit Agreement, dated as of February 11, 2011, as amended, by and among Impax Laboratories, Inc., the Guarantors named therein, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2013	IMPAX LABORATORIES, INC.

	By:	/s/ Bryan M. Reasons
		Name:	Bryan M. Reasons
		Title:	Senior Vice President, Finance and Chief Financial Officer

Exhibit No.	Description
10.1
Second Amendment to Credit Agreement dated as of January 10, 2013 to the Credit Agreement, dated as of February 11, 2011, as amended, by and among Impax Laboratories, Inc., the Guarantors named therein, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent.